Exhibit 5.1

March 12, 2013

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by WageWorks, Inc. (the “Company”) with the Securities and Exchange Commission on March 12, 2013 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 900,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), all of which (including up to 117,391 shares issuable upon exercise of an over-allotment option granted by certain selling stockholders (the “Selling Stockholders”)) will be sold by the Selling Stockholders. The Shares will be sold pursuant to an underwriting agreement entered into by and among the Company and the underwriters (the “Underwriting Agreement”), substantially in the form filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-186980) (the “Prior Registration Statement”). The Prior Registration Statement is incorporated by reference into the Registration Statement pursuant to Rule 462(b) under the Securities Act. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company’s Amendment No. 1 to the Prior Registration Statement.

We are acting as counsel for the Company in connection with the sale by the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and are nonassessable; provided, however, with respect to those Shares to be sold by certain Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such Shares will be validly issued, fully paid and nonassessable upon exercise and payment in compliance with the terms of the options pursuant to which such Shares are to be issued prior to the completion of this offering.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.